EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

[DUAL STEP TIER] SEGMENT OPTION RIDER

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

This Rider is effective immediately.

The following is added to the existing Section in your Contract:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the [Dual Step Tier] Segment Option, your Segment Rate of Return on the Segment Maturity Date is determined as follows:

If the Index Performance Rate:	Then the Segment Rate of Return will be:
When multiplied by the Participation Rate is greater than the Performance Cap Rate	Equal to the Performance Cap Rate[, minus the cumulative Contract Fee].
When multiplied by the Participation Rate is greater than the Step Rate and less than or equal to the Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate[, minus the cumulative Contract Fee].
When multiplied by the Participation Rate is positive and less than or equal to the Step Rate	Equal to the Step Rate[, minus the cumulative Contract Fee].
Is between zero and the Segment Buffer, inclusive of both
Is more negative than the Segment Buffer	Negative, equal to the extent of the percentage exceeding the Segment Buffer[, minus the cumulative Contract Fee].

The following new Section is added to your Contract:

SECTION [2.01(t)] [STEP] RATE

“[Step] Rate” means a positive percentage that is used when calculating your Segment Rate of Return on a Segment Maturity Date, as described in the “Segment Rate of Return” Section above. We set the [Step] Rate for each new Segment on the Segment Start Date. The [Step] Rate is fixed for the duration of the Segment. The initial and guaranteed minimum [Step] Rate is shown in your Data Pages.

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The following is added to the existing Section in your Contract:

SECTION [2.04] SEGMENT INTERIM VALUE

For the Dual Step Tier Segment Option, at the time the Segment Interim Value is determined, the Fair Value of Hypothetical Derivatives is calculated using an option pricing model for valuing several different hypothetical options: (1) buying an Out-of-the-Money Call Option 1, (2) selling an Out-of-the-Money Call Option 2, (3) buying an In-the-Money Binary Call Option, and (4) selling an Out-of-the-Money Put Option.

“Out-of-the-Money Call Option 1” gives the right to buy the relevant Index equal to the Segment Investment multiplied by the Participation Rate on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date increased by (the Step Rate divided by the Participation Rate).

“Out-of-the-Money Call Option 2” gives the right to buy the relevant Index equal to the Segment Investment multiplied by the Participation Rate on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date increased by (the Performance Cap Rate divided by the Participation Rate).

“In-the-Money Binary Call Option” gives the right to receive the relevant Index equal to the Segment Investment multiplied by the Step Rate on the scheduled Segment Maturity Date if the Index price on the Segment Maturity Date is at or higher than on the Segment Start Date decreased by the Segment Buffer.

“Out-of-the-Money Put Option” gives the right to sell the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date decreased by the Segment Buffer.

RIDER CHARGE

There is no charge for this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[
Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

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